UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2011

VERENIUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4955 Directors Place, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 523-2990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2011 we entered into credit facilities with Comerica Bank (“Comerica”) consisting of a $3,000,000 domestic receivables and inventory revolving line (the “Comerica Line”) and a $10,000,000 export-import receivables revolving line (the “Ex-Im Line”, and together the “Credit Lines”). The Credit Lines have a maturity date of 18 months. The Comerica Line is pursuant to a Loan and Security Agreement with Comerica which allows for revolving cash borrowings under a secured credit facility of up to the lesser of (i) $3,000,000 or (ii) 80% of certain eligible domestic accounts receivable held by us that arise in the ordinary course of our business and 50% of eligible inventory held by us, not to exceed $500,000, consisting of raw materials and finished goods for sale in the ordinary course of our business. The Ex-Im Line is pursuant to a Revolving Credit Promissory Note between us and Comerica, with Comerica’s exposure under the line guaranteed by the Export-Import Bank of the United States (the “Ex-Im Bank”). The Ex-Im Line is a revolving credit facility of up to the lesser of (i) $10,000,000 or (ii) up to 90% of certain eligible export related accounts receivable, and which are subject to adjustment for the non-U.S. portion of costs included in the sales price of our products, held by us that arise in the ordinary course of our business, and may be used by us for the purpose of enabling us to finance the cost of manufacturing, producing, purchasing or selling finished goods or services in accordance with applicable Ex-Im Bank rules and regulations. Advances under the Credit Lines bear interest at a daily adjusting London Interbank Offered Rate plus a margin of 6.00%.

Subject to certain exceptions, all borrowings under the Credit Lines are secured by substantially all of our assets, including our intellectual property. Under the Credit Lines, subject to the satisfaction of certain conditions, we may incur additional debt that is senior to Comerica’s liens on our machinery and equipment and certain excess cash, equal in priority with respect to our intellectual property, and junior in priority to other assets, provided that such debt financing closes on or before March 31, 2012.

The Credit Lines include limitations (subject to customary baskets and exceptions) on our ability to, among other things, dispose of assets, move cash balances on deposit with Comerica to another depositary, engage in any business not related to our current business strategy, engage in certain mergers and acquisitions, incur debt, grant liens, make certain restricted payments such as dividend payments, make certain investments, enter into certain transactions with affiliates, make payments on subordinated debt, and store inventory or equipment with certain third parties, and contains usual and customary covenants for an arrangement of its type. Additionally, we have agreed with Comerica that we will obtain additional financing of at least $7,500,000 by March 31, 2012, or Comerica will be entitled to call any drawn but unpaid amounts under the Credit Lines, terminate the Credit Lines, and foreclose on all collateral to satisfy any unpaid obligations.

The events of default under the Credit Lines include, among other things, payment defaults, breaches of covenants, the occurrence of a material adverse change in our business, judgments against us, material misrepresentations by us and bankruptcy events. In the case of a continuing event of default, Comerica may, among other remedies, eliminate its commitment to make further credit available, declare due all unpaid principal amounts outstanding, and foreclose on all collateral to satisfy any unpaid obligations.

In connection with the Comerica Line, we issued to Comerica a warrant to purchase 246,212 shares of our common stock at a price per share of $2.64. The warrant is exercisable at any time commencing on April 19, 2012 through the expiration of the warrant on October 19, 2016.

Copies of the definitive agreements for the Credit Lines will be filed with the Securities and Exchange Commission in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION

Dated: October 20, 2011	By:	/S/ Jeffrey G. Black
	Name:	Jeffrey G. Black
	Title:	Senior Vice President, Chief Financial Officer